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Exhibit 99.1

FOR IMMEDIATE RELEASE	Investor Contact: Kathryn Huang Hadley Overstock.com, Inc. +1 (801) 947-3282 khuang@overstock.com	Media Contact: Scott Blevins Overstock.com, Inc. +1 (801) 947-3133 sblevins@overstock.com

Overstock.com Announces Second Quarter Financial Results

  •
  Total revenue: $87.8 million, up 204% versus prior year*

  •
  Gross bookings: $96.6 million, up 88% versus prior year

  •
  Gross profits: $9.9 million, up 106% versus prior year

  •
  Gross margins: 11.3% versus 10.3% in Q1

  •
  Net loss: $2.3 million or $0.13 loss per share

  •
  B2C gross bookings: $92.0 million, up 120% versus prior year

        SALT LAKE CITY—Overstock.com® (NASDAQ: OSTK) today announced financial results for the period ended June 30, 2004. Detailed financial results follow Overstock.com President Patrick Byrne's Letter to Shareholders.

"There is great disorder under Heaven: the situation is excellent."

-Chairman Mao

Dear Owners,

The situation is indeed excellent.

  •
  Growth—We accelerate. Q1 showed 79% growth in gross bookings, Q2 showed 88%. Those numbers fail to tell the whole story as 2003 numbers include $5.7 million in Safeway business. On a B2C-only gross bookings basis, we grew 120%. (Please ignore our 204% total revenue growth. Followers of our company know why; newcomers should check previous releases for explanation. This is the last time this comparison will be an issue.)

  •
  Margins—We focus on tight logistics costs: the last three quarters' gross margins have been 9.6%, 10.3%, and 11.3%. I believe that there are still 100 basis points of gain to be had from further focus, excluding gains from scale.

  •
  Customer Satisfaction—In May we released our first American Customer Satisfaction Index score: 81, higher than all ACSI-rated brick-and-mortar stores and all e-tailers but three (BarnesandNoble.com, Amazon, and eBay). My sense is that 81 is an extremely high first score. To have scored #4 in the entire retail universe out of the gate while keeping a tight control on expenses is a result of fine work by the entire Overstock team. But we aim to be #1.

  •
  Leadership—I have confidence in our executive team. All know and are good at their assignments. The next cadre of people is developing well and will be prepared for the additional responsibilities that our growth is bringing.

  •
  Preparation for Q4—In past Novembers we finished the ark by wading in waist-deep water pounding nails in the rain. This year our ark will be complete before the first raindrop falls.

        Investors often grill me about our capacity to continue accelerating without the wheels flying off. They tend to focus on buying and marketing, thinking them our constraints. The truth is that other departments matter more: our constraints are in systems and operations. Thus, in this letter I will be more expansive regarding systems, and briefer regarding sourcing, marketing, and initiatives, than has been my prior wont.

  FINANCE, ACCOUNTING, & LEGAL

        David Chidester (VP, Finance) has hired a slew of accountants to monitor every corner of the business, and their work provides the foundation for many improvements herein. In a sense our week ends on Thursday night, because on Friday the accounting staff starts preparing scorecards for every sector of the business, and come Monday, the executive team begins its meeting with a walk through the scorecards. There is a short list of things we focus on that we call, "Levinson's List," (after a football coach I had, Coach Levinson, who emphasized basics over anything fancy such as, say, "passing"). Having such detailed cost and performance metrics have aided enormously in our progress. I cannot overstate how valuable David's scorecards have been to our company.

        Jonathan Johnson has served ably as our General Counsel for nearly two years, and as VP, Strategic Projects for more than a year. Recently, he morphed into our VP, Corporate Affairs. Like David, Jonathan's fingerprints are on many of the projects described in this letter (though his fingerprints are in different places than David's, legal and otherwise). As Jason Lindsey once did, Jonathan acts as my consiglieri.

  LOGISTICS

        Tad Martin (VP, Operations and Merchandising) and his 6 Sigma mavens have done a fine job making our warehouse shipshape. Handling, inbound, and outbound freight costs have all improved. Our pickers have become about 75% more productive than last year. In addition, one of our new JMO's (Junior Military Officers) has built a system of process-mapping, then training, testing, and certifying warehouse workers for multiple positions. We have made some slight progress in the net cost of returns, but not enough: I believe, however, that I will be able to mark this as "complete" by the end of this quarter. Our customer service costs are in line with plan, though we provide high-touch customer service (we are one of two Internet e-tailers I know of who have live phone customer service, 24/7: the other is LandsEnd). Last week we launched inbound live chat, today we launch individual CSR benchmarking, and in ten days we are launching automated self-help and outbound live chat, all in an attempt to improve our customers' experience while keeping a tight rein on costs.

        I believe there are still over 100 basis points of margin improvements to be found in tightening our supply chain.

  TECHNOLOGY

        Shawn Schwegman (VP, Technology) remains a star. This year Shawn has assembled a team of mature, experienced Database Administrators (DBA's). Our network has become quite stable. Perhaps because our user community has learned a lesson from production theory ("a factory where everything is expedited is one where nothing is expedited"), our developers are churning out surprising quantities of code. We have developed a fine system of prioritizing and tracking development, and in fact this is maintained by a Mayor of Usertown who now represents the user community to the IT department. By the end of July, I think I will be able to say, "I could not be happier with the IT team nor the level of understanding between it and its internal customers."

  CAPACITY

        Investors frequently ask me about our capacity, and whether this growth will break us. Since I am asked this so often, I would like to address it here.

        I worry about bottlenecks. I have learned that when I tell investors I worry about bottlenecks they get nervous, as though we must be goofing up to have bottlenecks. They are misguided. All relay teams have slowest runners, all chains have weakest links, and all systems have bottlenecks. A system without a bottleneck is infinite, and I have seen few of those. Bottlenecks never disappear: they shift, and the trick is not to build a system without them (which is impossible), but to understand where constraints are, expand them, track their shift to new locations, then expand those before the system needs it.

        Our rapid growth has made staying ahead of this process difficult. Since it takes six months for someone to learn his or her job well, we must always be hiring with an eye to where we might be in six months. In fact, we must build all our systems along the same principle, and stress them not to what in six months the median load may be, but to what in six months our maximum load might be. From this, we back into appropriate capacity at every link: only through this process will a spike not interfere with our ability to get customers their products on time. But predicting some future period's maximum demand is harder than predicting its median demand and the uncertainty widens at growth rates like our current B2C growth rate of 120%. If we had hundreds of millions (or billions) of dollars of capital, we could address this problem as others have, by building huge amounts of unused capacity. We don't, so we must approach this problem thoughtfully.

        In general, the capacities of the kinds of systems with which we operate (logistics, information technology, customer service call centers), tend to display monotonicity punctuated by step-functions. We grew to the limits of our warehouse in its former configuration, but with a small amount of new equipment in the right places we expanded our capacity and are growing into it again. Last year our database server reached its limits: we migrated to an Oracle cluster solution that is now highly (and cheaply) scaleable. We have outgrown our data storage solution, so we are buying a robust SAN (Storage Area Network) that should carry us to several times our current size.

        In short, at Overstock.com we eat, sleep, and drink constraint theory, and are always planning for years down the road and building for six months. Our growth just makes this more complicated than it would be otherwise. In more detail:

        Warehouse Capacity—This area especially tends to increase as a step function. For last year's Q4, we cut it too close on warehouse capacity to handle the $123 million in revenue comfortably (we ended up with an incredible shipping record, but only thanks to some yeomanly efforts). This year we focused on expanding capacity. It turned out to be not so much a question of new technology (we needed little), but new organization (our employees were formed into squads with team leaders, captains responsible for several teams, managers responsible for several captains, with extensive process-mapping and training programs). These changes will allow us to get through a $250 million revenue quarter. There is some inexpensive (a few hundred thousand dollars) equipment that can take us to a capacity of $400 million revenue quarter. In fact, if one looks into the future, there are multi- million dollar tilt-tray sorters and warehouse redesigns (narrow aisles, cherry pickers, off-site bulk storage with nightly wave replenishment) that could take us to about $1 billion/quarter capacity.

        However, I fear that a $250 million/quarter capacity might cut it close for this year's Q4. If we have a blow-out Q4 we would need to take the step with more equipment (but not the radical warehouse redesign) to get through. We considered trying to get it in place this spring, but I wanted to focus on eking out all we could through improved management before spending money on new equipment. We considered getting it all in place this summer, but that looked like another game of Beat-the-Clock. Thus we are opening a 3PL (third party logistics) warehouse to give us buffer capacity and surge capacity: we will announce the details of this next month.

        Customer Service—Some of our customer service resides within our HQ: it gives us a tremendous edge, I think, to have customer service agents sitting a few yards from our buyers and logistics team. We have an unusual relationship with a local firm, Sento Corporation (NASDAQ: SNTO). Because their facility is 20 miles away (with another small satellite in Wyoming), and because our people are in and out of each other's offices continuously, the executive responsible is in our office, and we are one of Sento's larger clients, I don't think of it as "outsourcing," exactly—it is more of a "hands-on" alliance. Our unusually close relationship seems to be working, as is demonstrated by our ACSI score of 81.

        However, I want to maintain and improve the quality of our customer service as our business grows (and even if it spikes). To that end, we are taking steps to measure our quality continuously and precisely while we increase our capacity.

  Information Technology

        As I did with logistics, I will address capacity as it relates to IT.

        It is time to move our computers to a new facility. Telecommunications, power, and even air conditioning in our current facility are inadequate to support future growth. Fixing this is relatively easy: after researching a variety of co-locations, Shawn chose SingleEdge. For security reasons I will say nothing more, other than that we are having enough fiber pipeline laid to light most Third World nations (well, not really, but it is a lot of fiber).

        As far as IT systems are concerned, a few quarters ago we issued a press release concerning our switch to an Oracle cluster solution. The move was leading-edge, even bleeding edge (we had no choice at the time), but I cannot say enough good things about it now. I know I sound like a commercial for Oracle, but it truly has given us remarkably cheap, scaleable computing power.

        Go down one layer, however: beneath the cluster there is the storage itself. Currently, ours has a legacy structure: scattered databases for the production environment, reporting, financials, clickstream, etc. There are disadvantages to this too arcane to delve into here, but the long and short of it is that we are limited in the amount of data we can collect and use fruitfully. To remedy this situation we are making a major capital expenditure in the form of a Storage Area Network, or "SAN". A SAN is, basically, a big box of RAM buffering a set of hard-drives: besides storing huge amounts of information, a SAN allows processors to read and write to RAM (which reads and writes to hard-drives in the background), causing the system to speed up enormously.

        We decided to move to a monster SAN that would become the backbone of the entire company. After exhaustive testing we chose EMC, not only for the quality of its technology, but for the incredible customer service its team gave us. In fact, it looks like we are going to go with EMC's monster DMX 1000 and their mega-monster box, the DMX 3000, the former to serve as a hot back-up in a separate location. Thanks to some extra attention shown us by SingleEdge, EMC, and Foundry, we should be live in the new co-lo facility on the SAN by mid-August.

        The reader may now know more about the internal workings of and plans for our firm than he or she wished. If nothing else, however, I hope it has become clear that we have thought through capacity issues.

  SOURCING, MARKETING, AND SKUNKWORKS

        Sourcing is going well under Tad Martin and his team of senior buyers (who are, in a sense, their own General Merchandise Managers, all with their own scorecards for capital deployed and gross profits generated). We are getting more calls from vendors than ever. Firms and brands that would not meet with me a year ago now sell to us. Partially this is a result of our scale, I think, and the demonstrated value of our business model. Partially, however, I believe (because vendors tell me this) that this reflects the standard of professionalism and honesty that our buyers have brought to an industry not previously known for its high-minded principles.

        Kamille Twomey (VP, Marketing) has developed the finest marketing team on the Internet. The team is extremely analytical, non-dogmatic, and agile enough to seize opportunities quickly. Jacob Hawkins, who oversees our portal deals, has done an excellent job of managing these relationships to the standards upon which we insist. The affiliate management team, led by J.T. and Clark Stephens, is as good as the game. In addition, we recently super-sized our relationship with MSN, who has consistently proven to be a great party with which to work, and whose traffic continues to prove more valuable than run-of-the-mill Internet traffic. We seek similar relationships with other large Internet players, but to date have been unsuccessful.

        Stormy Simon (VP, Chief of Staff) remains a triple threat, responsible for our TV and radio commercials, our Book, Music, and Video, and our nascent travel department. She has done a phenomenal job writing, producing, and buying TV and radio ads. In addition, our Book, Music, and Video department made money this quarter due to her focus on cost. She is a one woman skunkworks and has many other ideas for Overstock which will continue to germinate in her office until they are ready for the public.

  INITIATIVES

        I wish to comment on a little-noted issue: we remain disciplined in our marketing and G&A expenses. In particular, our corporate expenses scale: their growth is a fraction of top-line growth. This point is obfuscated by the fact that in general, we expense the development costs of projects that will not kick in until later, while other companies in our industry tend to capitalize such costs. That said, please find brief updates on key projects, as promised.

  1.
  Capital—We raised an additional $37.9 million this quarter. We ended the quarter with $66.9 million in cash and marketable securities. We have a bank line available for $20 million. Our -2.6% net margin is small (though it includes a fair amount of development spending), capital spending is close to our depreciation, we have gathered our momentum, and we are entering the best part of the year. Taken all together, I am extremely comfortable with our cash position.

  2.
  Safeway—This ended amicably. We were paid what we were owed. I hope that in the future there might be further good business between us.

  3.
  Overstock.com® Daily Deals—I am not giving up, but this has been a dud. One reason may be that the current O.D.D. requires the consumer to call to order (we are testing a new version that allows transactions via PIN over the telephone, which should improve usability). Another reason is that mCommerce just has not yet caught on in the United Sates. Some folks at the carriers say that, judging from Asia and Europe, adoption is still two years away in the USA. If and when it comes, Overstock.com has staked out some high ground without a huge investment.

  4.
  Search—Our internal Overstock team of Amy Boatman and John Kennedy (a recently retired Navy JMO) did fine work overseeing the installation of Endeca, our new search engine described in a previous announcement. We are happy with Endeca's results, but believe there is a large amount of fine-tuning to complete.

  5.
  TV—We got in a minor beef with Big O Tires, who said our use of "Overstock.com—The Big O" was confusingly similar to, "Big O Tires." We discontinued using that tag line on July 1. We had no other commercials ready on July 1, and so for the very first part of Q3 there will be little TV expense. We have developed three new commercials, but are uncertain regarding our commitment to TV advertising.

  6.
  Club O™—We have over 10,000 customers now who have signed up for this. I previously promised to inform shareholders when certain thresholds had been reached in Club O membership: I now withdraw that commitment because I have trouble sleeping with open-ended commitments.

  7.
  Club O Gold™—B2B has always been a disappointment. It stalled around the $20 million per year level for the last 18 months. This could be attributable to weakness in the model, but in retrospect I think trying to make enough outbound calls to drive traffic to our B2B site (www.overstockb2b.com) was expensive and difficult. In theory, I still believe that B2B should be larger for us than B2C, but it has not lived up to its promise. Yet many of the people who come to our B2C site are small businesses who like to buy from us in bulk. Because of this, we are morphing our B2B site into a Club O Gold buyers' club, structured similar to our Club O program but with a higher initial fee and steeper discounts for bulk purchases: we will likely turn this on early next week. We have formed an alliance with a company that will help us market this far more broadly and intelligently than we could do on our own. This may be a- swing-and-a-miss, but I believe it has huge potential.

  8.
  Ocean—No comment.

        I hope you feel this briefing has been adequate.

Respectfully submitted, Patrick Byrne President Overstock.com, Inc.

Key financial and operating metrics

        Total revenue—Overstock.com reported second quarter total revenue of $87.8 million, a 204% increase compared to $28.8 million in 2003.* For the six months ended June 30, 2004, total revenue was $169.9 million, up 193% from $58.0 million recorded in 2003.

        Gross profit and gross margins—Overstock.com reported second quarter gross profit of $9.9 million, a 106% increase over the $4.8 million recorded for the same period a year ago. Overstock.com reported second quarter gross margins of 11.3%, up from 10.3% in Q1 2004. For the six months ended June 30, 2004, gross profits totaled $18.4 million, up 95% from $9.4 million recorded in 2003.

        Net loss—Overstock.com reported a net loss of $2.3 million, or a 13 cent loss per share, compared to a net loss of $1.1 million, or a 7 cent loss per share, a year earlier. For the six months ended June 30, 2004, net loss totaled $4.5 million, or 27 cent loss per share, compared to net loss of $5.1 million, or 33 cent loss per share, recorded in 2003.

        Overstock.com had cash and marketable securities of $66.9 million and working capital of $78.2 million on June 30, 2004.

        Gross bookings—Overstock.com reported gross bookings of $96.6 million for the second quarter 2004, an 88% increase over the $51.3 million in gross bookings reported for the second quarter 2003. For the six months ended June 30, 2004, gross bookings totaled $190.0 million, an 83% increase from the $103.6 million recorded in 2003.

        Gross bookings represents the gross selling price of all transactions, including those for which we only record a commission under GAAP, before returns, sales discounts, and before payments to fulfillment partners prior to July 1, 2003, and therefore differs from GAAP revenue. Management believes that gross bookings provides useful information to investors because it represents the total price of the merchandise sold via the Overstock.com Web site or other sales channels, regardless of the amount of GAAP revenue recorded by Overstock.com on those transactions, which varies, depending on, among other things, the returns policies applicable to the merchandise sold via the Web site. Management uses the measure of gross bookings as an operating metric for internal planning purposes, including measuring the company's growth, measuring marketing expenditures' effectiveness, and capacity planning for information technology, customer service and logistics.

About Overstock.com

        Overstock.com, Inc. is an online "closeout" retailer offering discount, brand-name merchandise for sale over the Internet. The company offers its customers an opportunity to shop for bargains conveniently, while offering its suppliers an alternative inventory liquidation distribution channel. Overstock.com is a publicly traded company listed on the NASDAQ National Market System, headquartered in Salt Lake City, and can be found online at www.overstock.com.

# # #

*Due to a change in Overstock.com customer return policies and procedures that was implemented at the beginning of the third quarter 2003, GAAP revenue increased significantly and gross margins decreased significantly in that and subsequent reporting periods compared to previous reporting periods. Therefore, gross bookings comparisons year-over-year may be more informative than GAAP revenue comparisons for the affected periods, especially on the measure of growth. We also believe gross profit dollar comparisons year-over-year may be more informative than gross margin comparisons.

        Overstock.com is a registered trademark, and Club O and Club O Gold are trademarks of Overstock.com, Inc. All other trademarks are the property of their respective companies.

This press release and the accompanying president's letter contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, but are not limited to, statements regarding company goals, growth rates, preparation for the fourth quarter, potential increases in gross margins, improvements to customer service, the ability and preparedness of management, the ability to monitor every aspect of the company's business, IT infrastructure and the level of satisfaction with internal IT development projects, and operations, planning for, expanding and managing capacity issues (including changes to our warehouse and opening an 3PL and a co-location facility), completing revisions to the returns process, the value of any one marketing method, the business future relationship between Overstock.com and any particular company, and the future rollout and success of or improvement of current and new initiatives. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ, including, but not limited to, our limited operating history, our ability to manage growth, a general downturn in economic conditions, and such other risks as identified in our Form 10-K for the year ended December 31, 2003, and all our subsequent filings with the Securities and Exchange Commission, which contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

Overstock.com, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three months ended
	Jun. 30, 2003	Sept. 30, 2003	Dec. 31, 2003	Mar. 31, 2004	Jun. 30, 2004
Revenue
Direct	$25,402	$29,284	$58,250	$38,580	$41,113
Fulfillment partner	3,431	28,504	64,910	43,498	46,679

Total revenue	28,833	57,788	123,160	82,078	87,792
Cost of goods sold
Direct	23,014	26,674	51,130	34,816	36,786
Fulfillment partner	1,016	26,863	60,256	38,793	41,114

Total cost of goods sold	24,030	53,537	111,386	73,609	77,900

Gross profit	4,803	4,251	11,774	8,469	9,892

Operating expenses:
Sales and marketing expenses	2,572	3,855	9,898	4,377	6,605
General and administrative expenses	3,367	4,059	4,940	6,251	5,567
Amortization of stock-based compensation	112	171	145	135	123

Total operating expenses	6,051	8,085	14,983	10,763	12,295

Operating income (loss)	(1,248)	(3,834)	(3,209)	(2,294)	(2,403)
Interest income	142	98	69	98	127
Interest expense	(55)	(8)	(6)	(16)	(46)
Other income (expense), net	25	79	1	2	—

Net income (loss)	(1,136)	(3,665)	(3,145)	(2,210)	(2,322)
Deemed dividend related to redeemable common stock	(78)	(58)	(49)	(48)	(46)

Net income (loss) attributable to common shares	$(1,214)	$(3,723)	$(3,194)	$(2,258)	$(2,368)

Net income (loss) per share
—basic	$(0.07)	$(0.23)	$(0.19)	$(0.14)	$(0.13)
—diluted	$(0.07)	$(0.23)	$(0.19)	$(0.14)	$(0.13)
Weighted average common shares outstanding
—basic	16,384	16,419	16,473	16,646	17,577
—diluted	16,384	16,419	16,473	16,646	17,577
Other data:
Gross bookings	$51,315	$61,018	$130,155	$93,412	$96,627
Net cash provided by (used in) operations	$(9,592)	$(8,326)	$21,882	$(21,787)	$10,364
Average customer acquisition cost	$8.69	$10.97	$13.19	$10.24	$15.88

Overstock.com, Inc.
Consolidated Statements of Operations
(in thousands, except per share amounts)

	Six months ended June 30,
	2003	2004
Revenue
Direct revenue	$50,600	$79,693
Fulfillment partner revenue	7,397	90,177

Total revenue	57,997	169,870
Cost of goods sold
Direct	46,498	71,602
Fulfillment partner	2,071	79,907

Total cost of goods sold	48,569	151,509

Gross profit	9,428	18,361

Operating expenses:
Sales and marketing expenses	6,420	10,982
General and administrative expenses	7,912	11,818
Amortization of stock-based compensation	440	258

Total operating expenses	14,772	23,058

Operating loss	(5,344)	(4,697)
Interest income	294	225
Interest expense	(62)	(62)
Other income (expense), net	35	2

Net loss	(5,077)	(4,532)
Deemed dividend related to redeemable common stock	(155)	(94)

Net loss attributable to common shares	$(5,232)	$(4,626)

Net loss per common share	$(0.33)	$(0.27)
Weighted average common shares outstanding	15,938	17,128

Overstock.com, Inc.
Consolidated Balance Sheets
(in thousands, except per share amounts)

	December 31, 2003	June 30, 2004
Assets
Current assets:
Cash and cash equivalents	$28,846	$45,648
Marketable securities	11,500	21,206
Accounts receivable, net	10,183	6,579
Inventories, net	29,926	30,848
Prepaid expenses and other assets	4,583	7,013

Total current assets	85,038	111,294
Restricted cash	—	1,875
Property and equipment, net	9,483	11,303
Goodwill	2,784	2,784
Other long-term assets	427	1,765

Total assets	$97,732	$129,021

Liabilities, Redeemable Securities and Stockholders' Equity
Current liabilities:
Accounts payable	$30,363	$21,522
Accrued liabilities	9,316	9,911
Short term borrowings	—	1,000
Capital lease obligations, current	75	698

Total current liabilities	39,754	33,131
Capital lease obligations, non-current	86	944

Total liabilities	39,840	34,075
Redeemable common stock	2,978	3,072
Stockholders' equity:
Common stock	2	2
Additional paid-in capital	123,934	165,904
Accumulated deficit	(67,815)	(72,441)
Unearned stock-based compensation	(1,094)	(1,421)
Treasury stock	(100)	(100)
Accumulated other comprehensive income (loss)	(13)	(70)

Stockholders' equity	54,914	91,874

Total liabilities, redeemable securities and stockholders' equity	$97,732	$129,021

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Overstock.com, Inc. Consolidated Statements of Operations (in thousands, except per share amounts)
Overstock.com, Inc. Consolidated Statements of Operations (in thousands, except per share amounts)
Overstock.com, Inc. Consolidated Balance Sheets (in thousands, except per share amounts)